Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262681

Prospectus Supplement No. 2

(To Prospectus dated October 19, 2022)

Tritium DCFC Limited

This prospectus supplement updates, amends and supplements the prospectus dated October 19, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-262681). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement certain information contained in the Prospectus. This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Tritium DCFC Limited’s ordinary shares and warrants are quoted on the Nasdaq Stock Market under the symbol “DCFC” and ”DCFCW”, respectively. On December 20, 2022, the closing price of our ordinary shares was $1.17, and the closing price of our warrants was $0.22.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are filing this prospectus supplement to amend and update the cover page, the “Beneficial Ownership of Securities” and “Selling Securityholders” tables and the applicable footnotes of the Prospectus to reflect a transfer (the “Transfer”) of 1,500,000 ordinary shares, no par value (“Ordinary Shares”), of Tritium DCFC Limited, a public limited company organized under the laws of Australia (the “Company”) from Varley Holdings Pty Ltd (“Varley”), one of the Selling Securityholders previously identified in the Prospectus, to entities affiliated with St Baker Energy Holdings Pty Ltd (“St Baker”), another Selling Securityholder previously identified in the Prospectus, pursuant to the terms of a Stock Purchase Agreement entered into between Varley and St Baker on November 15, 2022. This prospectus supplement is not increasing the number of shares being offered under the Prospectus, but only reflecting the transfer of Ordinary Shares previously registered.

COVER PAGE OF THE PROSPECTUS

The information in the table that appears immediately after the eighth paragraph of the cover page of the Prospectus is modified by replacing the previous table rows for St Baker and Varley, as well as the corresponding footnotes, with the information below.

Selling Securityholder	Number of Ordinary Shares Offered for Resale (1)	Historical Weighted- Average Price Paid Per Share ($) (2)
Entities affiliated with St Baker Energy Holdings Pty Ltd	35,510,820	1.36
Varley Holdings Pty Ltd	21,509,065	0.70	(3)

(1)	Represents the number of shares registered for resale by each holder as of December 15, 2022.
(2)

For the purposes of this table, where historical consideration was originally conveyed in Australian dollars, amounts have been converted to U.S. dollars using prevailing exchange rates at the time the transaction occurred.

(3)	Based on historical amounts paid by Varley Holdings Pty Ltd for the 23,009,066 Ordinary Shares originally registered for resale.

BENEFICIAL OWNERSHIP OF SECURITIES

The information in the table that appears under the caption “Beneficial Ownership of Securities” on pages 158 and 159 of the Prospectus is modified by replacing the previous table rows for St Baker, Varley and Trevor St. Baker AO, as well as the corresponding footnotes, with the information below.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	% of Ordinary Shares Beneficially Owned(3)	Number of Warrants Beneficially Owned	% of Warrants Beneficially Owned
Entities affiliated with St Baker Energy Holdings Pty Ltd(1)	38,560,820	24.8%	—	—
Varley Holdings Pty Ltd(2)	21,509,065	13.8%	—	—
Trevor St. Baker AO(1)	38,560,820	24.8%	—	—

(1)

Based solely on information contained in a Schedule 13D/A filed on December 16, 2022. St Baker Energy Holdings Pty Ltd TR St Baker Energy Innovation Trust is the record holder of 36,685,194 Ordinary Shares, St Baker Family Foundation ATF The Trevor and Judith St Baker Family Foundation is the record holder of 1,250,417 Ordinary Shares and Sunset Power Pty Ltd ATF St Baker Family Trust is the record holder of 625,209 Ordinary Shares. Trevor St Baker, one of our Non-Executive Directors, serves as a director of St Baker Energy Holdings Pty Ltd, which serves as Trustee for St Baker Energy Innovation Trust. Mr. St Baker is a beneficiary of St Baker Energy Innovation Trust. The business address for St Baker Energy Innovation Trust is Level 11, 344 Queen Street, Brisbane, QLD 4000, Australia, Attn: Trevor St Baker. Mr. St Baker also serves as Trustee for Trevor and Judith St Baker Family Philanthropic Pty Ltd for Trevor and Judith St Baker Family Foundation and as Trustee for Sunset Power Pty Ltd. The business address for St Baker Family Foundation is Level 11, 344 Queen Street, Brisbane QLD 4000. The business address for Sunset Power Pty Ltd is Level 11, 344 Queen Street, Brisbane QLD 4000.

(2)

The share amount shown is derived solely from the Schedule 13G filed on May 16, 2022 by Varley Holdings Pty Ltd. (the “Schedule 13G”), less 1,500,000 shares to account for the Transfer. Based solely on information contained in the Schedule 13G, the business address for this entity is 21 School Drive, Tomago, NSW 2322, Australia, Attn: Justin England. For the avoidance of doubt, the share amount shown reflects only what has been publicly reported by Varley, revised to take into account the Transfer.

(3)	The beneficial ownership percentages set forth below are based on 155,488,856 Ordinary Shares issued and outstanding as of December 20, 2022.

SELLING SECURITYHOLDERS

The information in the table that appears under the caption “Selling Securityholders” on pages 162 and 163 of the Prospectus is modified by replacing the previous table rows for St Baker and Varley, as well as the corresponding footnotes, with the information below.

Name and Address of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to the Offering	As a % of Ordinary Shares Outstanding(3)	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Ordinary Shares Being Offered(4)	Number of Warrants Being Offered
St Baker Energy Holdings Pty Ltd(1)	35,510,820	22.8%	—	35,510,820	—
Varley Holdings Pty Ltd(2)	21,509,065	13.8%	—	21,509,065	—

(1)	The business address for this entity is Level 11, 344 Queen Street, Brisbane, QLD 4000, Australia, Attn: Trevor St Baker. See “Beneficial Ownership of Securities.”
(2)	The business address for this entity is 21C School Drive, Tomago, NSW 2322, Australia, Attn: Justin England. See “Beneficial Ownership of Securities.”
(3)	The beneficial ownership percentages set forth below are based on 155,488,856 Ordinary Shares issued and outstanding as of December 20, 2022.
(4)	The number of shares registered for resale by each holder is based on holdings information known to the Company as of December 20, 2022.